Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

PIMCO Capital Solutions BDC Corp.

(Name of Issuer)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$40,000,000.00(1)	0.00014760	$5,904.00(2)

Fees Previously Paid

Total Transaction Valuation	$40,000,000.00(1)

Total Fees Due for Filing			$5,904.00(2)

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due			$5,904.00

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims

Fee Offset Sources

(1)

This amount is based upon the offer to purchase up to the amount of shares of common stock, par value $0.001, of PIMCO Capital Solutions BDC Corp. that can be repurchased with approximately $40,000,000.00.

(2)

Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024.